FBL Financial Group Reports Second Quarter 2020 Results

Company Highlights

•	Second quarter 2020 net income attributable to FBL Financial Group of $26.2 million, or $1.06 per common diluted share.

•	Second quarter 2020 adjusted operating income(1) of $25.3 million, or $1.02 per diluted common share.

•	Capital returned to shareholders of $66 million year-to-date in 2020

West Des Moines, Iowa - August 6, 2020 - FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the second quarter of 2020 of $26.2 million, or $1.06 per diluted common share, compared to net income of $32.3 million, or $1.30 per diluted common share, for the second quarter of 2019. Adjusted operating income(1) totaled $25.3 million, or $1.02 per common share, for the second quarter of 2020, compared to $31.7 million, or $1.28 per common share, for the second quarter of 2019. Second quarter 2020 earnings reflect:

•	Mortality experience in line with expectations, but worse than better-than-normal second quarter of 2019 experience

•	An equity loss from alternative investments, which are generally reported one quarter in arrears

•	Lower amortization of acquisition costs in the Corporate and Other segment due to the positive impact of equity markets on separate account performance

•	A lower increase in reserves associated with Guaranteed Living Withdrawal Benefits (GLWB) due to the favorable impact of market performance

•	Lower expenses due to a focus on expense control

•	Continued investment in the Wealth Management business

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes realized gains and losses on investments, which includes the change in fair value of equity securities and the change in allowances for credit losses on investments, and the change in fair value of derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased that FBL Financial Group reported solid earnings results for second quarter 2020. Our results benefitted from our focus on expense management as well as the broad market recovery since March," said Daniel D. Pitcher, Chief Executive Officer. "While the challenges of the pandemic and interest rate environment persist, FBL Financial Group and our industry have had fewer negative impacts than other sectors. I am grateful for the hard work and dedication of our agents, advisors and employees during these unique and challenging times. With strategies that keep our companies financially strong and stable, we’re able to fulfill our purpose to protect the livelihoods and futures of our client/members."

Product Revenues
Premiums and product charges for the second quarter of 2020 totaled $83.2 million compared to $83.5 million in the second quarter of 2019. Interest sensitive product charges increased one percent while traditional life insurance premiums decreased one percent during the quarter. Premiums collected(2) in the second quarter of 2020 totaled $125.9 million compared to $152.2 million in the second quarter of 2019. Total life insurance premiums collected decreased one percent while annuity premiums collected decreased 40 percent, reflecting the impact of lower market interest rates.

Investment Income
Net investment income in the second quarter of 2020 totaled $110.4 million, compared to $104.9 million in the second quarter of 2019. This increase reflects a change in the fair value of derivatives and an increase in average invested assets partially offset by a lower investment yield. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.63 percent for the six months ended June 30, 2020 compared to 5.00 percent for the six months ended June 30, 2019. At June 30, 2020, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses
Benefits and expenses totaled $167.8 million in the second quarter of 2020, compared to $156.5 million in the second quarter of 2019.

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The change in fair value of the embedded derivatives on our index products is included in interest sensitive product benefits. This change increased benefits by $14.7 million in the second quarter of 2020 compared to an increase of $3.3 million in the second quarter of 2019. These benefits are partially offset by an increase in the value of the associated call options (included in net investment income) of $12.1 million in the second quarter of 2020 compared to $2.7 million in the second quarter of 2019.

•
Death benefits, net of reinsurance and reserves released, totaled $30.9 million in the second quarter of 2020, compared to $25.1 million in the second quarter of 2019. By its nature, mortality experience can fluctuate from quarter to quarter.

•
Amortization of acquisition costs was $1.9 million lower in the second quarter of 2020 due to the positive impact of equity markets on separate account performance. This compares to $0.6 million less amortization in the second quarter of 2019 due to the positive impact of equity markets on separate account performance.

Net Realized Gains
In the second quarter of 2020, FBL Financial Group recognized net realized gains on investments of $2.8 million. This is attributable to realized gains on sales of $0.2 million, realized losses on sales of $1.7 million and a net gain from equity securities held at quarter end of $4.3 million. In addition, in the second quarter of 2020, $0.5 million was recorded as an increase to the allowance for credit losses.

Stock Repurchases
During the second quarter of 2020, FBL Financial Group repurchased 105,063 shares of its Class A common stock. FBL Financial Group has $31.9 million remaining under its current stock repurchase program.

Capital and Book Value
As of June 30, 2020, the book value per share of FBL Financial Group common stock totaled $63.76, compared to $60.12 at December 31, 2019. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.13 at June 30, 2020, compared to $45.73 at December 31, 2019. The June 30, 2020 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 527 percent.

Further Financial Information
Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call
FBL Financial Group will hold a conference call with investors tomorrow, August 7, 2020, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Forward-Looking Statements
Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents, adverse results from litigation and the impact of the COVID-19 pandemic and any future pandemics. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Interest sensitive product charges	$32,909	$32,534	$64,629	$63,800
Traditional life insurance premiums	50,329	50,987	99,637	100,379
Net investment income	110,435	104,894	185,352	214,534
Net realized capital gains (losses)	2,753	377	(10,648)	10,534
Change in allowance for credit losses on investments	(497)	—	(12,758)	—
Other-than-temporary impairment losses	—	—	—	(869)
Other income	4,784	4,114	9,764	8,084
Total revenues	200,713	192,906	335,976	396,462

Benefits and expenses:
Interest sensitive product benefits	79,103	65,223	123,454	135,819
Traditional life insurance benefits	45,112	41,960	91,320	88,635
Policyholder dividends	1,617	2,564	4,146	5,098
Underwriting, acquisition and insurance expenses	33,492	38,948	72,913	75,137
Interest expense	1,213	1,212	2,426	2,424
Other expenses	7,225	6,635	14,646	12,885
Total benefits and expenses	167,762	156,542	308,905	319,998
	32,951	36,364	27,071	76,464
Income tax	(6,085)	(5,511)	(3,004)	(11,787)
Equity income (loss), net of related income taxes	(743)	1,404	(515)	1,624
Net income	26,123	32,257	23,552	66,301
Net loss attributable to noncontrolling interest	88	41	144	40
Net income attributable to FBL Financial Group, Inc.	$26,211	$32,298	$23,696	$66,341

Earnings per common share	$1.06	$1.30	$0.95	$2.68

Weighted average shares - basic	24,723,563	24,757,090	24,743,192	24,761,161
Effect of dilutive securities - stock-based compensation	3,975	11,122	4,211	11,149
Weighted average shares - diluted	24,727,538	24,768,212	24,747,403	24,772,310

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude realized gains and losses on investments, which includes the change in fair value of equity securities and the change in allowances for credit losses on investments, and the change in fair value of derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. For example, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$26,211	$32,298	$23,696	$66,341
Adjustments:
Net realized gains/losses on investments(a)	(1,709)	(289)	18,403	(7,519)
Change in fair value of derivatives(a)	748	(272)	2,788	(1,183)
Adjusted operating income	$25,250	$31,737	$44,887	$57,639

Adjusted operating income per common share - assuming dilution	$1.02	$1.28	$1.81	$2.32

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2020	December 31, 2019
Book value per share	$63.76	$60.12
Less: Per share impact of accumulated other comprehensive income	19.63	14.39
Book value per share, excluding accumulated other comprehensive income	$44.13	$45.73

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $481.6 million at June 30, 2020 and $354.8 million at December 31, 2019. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2020	December 31, 2019
Assets
Investments	$9,461,509	$9,091,623
Cash and cash equivalents	15,777	17,277
Deferred acquisition costs	231,572	289,456
Other assets	440,917	435,969
Assets held in separate accounts	599,203	645,881
Total assets	$10,748,978	$10,480,206

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,617,731	$7,393,549
Other policy funds, claims and benefits	596,078	597,256
Debt	97,000	97,000
Other liabilities	271,205	260,604
Liabilities related to separate accounts	599,203	645,881
Total liabilities	9,181,217	8,994,290

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,168	152,661
Class B common stock	72	72
Accumulated other comprehensive income	481,626	354,764
Retained earnings	930,937	975,260
Total FBL Financial Group, Inc. stockholders' equity	1,567,803	1,485,757
Noncontrolling interest	(42)	159
Total stockholders' equity	1,567,761	1,485,916
Total liabilities and stockholders' equity	$10,748,978	$10,480,206

Common shares outstanding	24,544,001	24,664,215

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